Exhibit D to
                Schedule 13D for NitroMed, Inc.




                                January 16, 2006

NitroMed, Inc.
125 Spring Street
Lexington, Massachusetts 02421

J.P. Morgan Securities Inc.
227 Park Avenue
New York, New York 10172

Thomas Weisel Partners LLC
One Montgomery Street
San Francisco, California 94104

Ladies and Gentlemen:

         The undersigned understands that J.P. Morgan Securities Inc.
("JPM") and Thomas Weisel Partners LLC ("TWP"), as placement agents (the "Placement Agents"), propose to enter into a Placement Agency Agreement (the "Placement Agreement") with NitroMed, Inc. (the "Company"), providing for the offering (the "Offering") by the Company of up to $75,000,000 of shares (the "Shares") of Common Stock, par value $0.01 per share, of the Company (the "Common Stock") to certain investors (the "Investors"). The Shares have been registered with the Securities and Exchange Commission (the "SEC") pursuant to a Registration Statement on Form S-3 (File No. 333-127154) that was declared effective by the SEC on September 1,2005.

         To induce the Placement Agents in the Offering to continue their efforts in connection with the Offering, the undersigned agrees that, without the prior written consent of JPM and TWP on behalf of the Investors, the undersigned will not, directly or indirectly offer, sell, pledge, contract to sell, (including any short sale), grant any option to purchase or otherwise dispose of any shares of Common Stock (including, without limitation, shares of Common Stock of the Company which may be deemed to be beneficially owned by the undersigned on the date hereof in accordance with the rules and regulations of the Securities and Exchange Commission, shares of Common Stock which may be issued upon exercise of a stock option or warrant and any other security convertible into or exchangeable for Common Stock) or enter into any Hedging Transaction (as defined below) relating to the Common Stock (each of the foregoing referred to as a "Disposition") for a period (the "Lock-Up Period") from the date hereof until and including 45 days after the date that the Company files the prospectus supplement relating to the Offering with the SEC under Rule 424 promulgated under the Securities Act of 1933, as amended. Notwithstanding the foregoing, if(i) during the last 17 days of the Lock-Up Period the Company issues an earnings release or material news or a material event relating to the Company occurs, or (ii) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this letter shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The foregoing restriction is expressly intended to preclude the undersigned from engaging in any Hedging Transaction or other transaction which is designed to or reasonably expected to lead to or result in a Disposition during the Lock-Up Period even if the securities would be disposed of by someone other than the undersigned. "Hedging Transaction" means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock.

         Notwithstanding the foregoing, the undersigned may transfer (a) shares of Common Stock acquired in open market transactions by the undersigned after the completion of the Offering, and (b) any or all of the shares of Common Stock or other Company securities if the transfer is by (i) gift, will or intestacy, or (ii) distribution to partners, members or shareholders of the undersigned; provided, however, that in the case of a transfer pursuant to clause (b) above, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the securities subject to the provisions of this letter agreement.

         The undersigned agrees that the Company may, and that the undersigned will, (i) with respect to any shares of Common Stock or other Company securities for which the undersigned is the record holder, cause the transfer agent for the Company to note stop transfer instructions with respect to such securities on the transfer books and records of the Company and (ii) with respect to any shares of Common Stock or other Company securities for which the undersigned is the beneficial holder but not the record holder, cause the record holder of such securities to cause the transfer agent for the Company to note stop transfer instructions with respect to such securities on the transfer books and records of the Company.

         The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

         Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to a Placement Agreement, the terms of which are subject to negotiation between the Company and the Placement Agents.

         Notwithstanding anything to the contrary, if the closing of the Offering does not occur prior to sixty (60) days from the date of this agreement, this agreement shall automatically terminate and shall be of no further force or effect.



                                     Signature:  /s/ Mark Leschly

                                     Print Name: Mark Leschly